FIRST AMENDMENT TO RIGHTS AGREEMENT
This First Amendment to Rights Agreement, dated as of March 26, 2015 (this “Amendment”), is made between Hanesbrands Inc., a Maryland corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered company (the “Rights Agent”).
RECITALS
A.The Company and the Rights Agent are parties to the Rights Agreement, dated as of September 1, 2006 (the “Rights Agreement”).
B.    The Board of Directors of the Company has determined that it is in the best interests of the Company to amend the Rights Agreement as set forth in this Amendment.
C.    Pursuant to Section 26 of the Rights Agreement, a majority of the Board of Directors of the Company may amend any provision of the Rights Agreement at any time prior to the Stock Acquisition Date, and the Rights Agent shall amend the provisions of the Rights Agreement as directed by the Company.
NOW, THEREFORE, in consideration of the background, agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
Section 1.     Amendment of Rights Agreement.
(a)    The definition of the term “Acquiring Person” contained in Section 1(a) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:
“Acquiring Person” means any Person who or which, together with all Affiliates and Associates of such Person, is (or has previously been, at any time after the date of this Agreement, whether or not such Person(s) continues to be) the Beneficial Owner of 15% or more of the Common Stock then outstanding (determined without taking into account any securities exercisable or exchangeable for, or convertible into, Common Stock, other than any such securities beneficially owned by the Acquiring Person and Affiliates and Associates of such Person). However, “Acquiring Person” shall not include (i) any Exempt Person or (ii) any Passive Institutional Investor, so long as such Passive Institutional Investor is not the Beneficial Owner of 20% or more of the Common Stock then outstanding as determined above.
Notwithstanding the foregoing, a Person shall not become an “Acquiring Person” solely as the result of an acquisition of Common Stock by the Company or any Subsidiary which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% (20% in the case of a Passive Institutional Investor) or more of the Common Stock then outstanding as determined above; provided, however, that if a Person becomes the Beneficial Owner of 15% (20% in the case of a Passive Institutional Investor) or more of the Common

Stock then outstanding as determined above solely by reason of such a share acquisition by the Company and such Person shall, after becoming the Beneficial Owner of such Common Stock, become the Beneficial Owner of any additional shares of Common Stock by any means whatsoever (other than as a result of the subsequent occurrence of a stock dividend or a subdivision of the Common Stock into a larger number of shares or a similar transaction), then such Person shall be deemed to be an “Acquiring Person.”
Notwithstanding the foregoing, if a majority of the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this Section 1(a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this Section 1(a), then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement. The determination of whether such Person’s becoming an Acquiring Person shall have been inadvertent and the determination of whether the divestment of sufficient shares shall have been made as promptly as practicable shall be made by a majority of the Board of Directors of the Company.
(b)    Section 1 of the Rights Agreement is amended to insert the following as a new Section 1(v) and to increment the subsection reference for all subsections within Section 1 following this new Section 1(v):
“Passive Institutional Investor” shall mean any Person who or which has reported Beneficial Ownership of shares of Common Stock on Schedule 13G under the Exchange Act (or any comparable or successor report), but only so long as (i) such Person is eligible to report such ownership on Schedule 13G under the Exchange Act (or any comparable or successor report), and (ii) such Person has not reported and is not required to report such ownership on Schedule 13D under the Exchange Act (or any comparable or successor report) and such Person does not hold shares of Common Stock of the Company on behalf of any other Person who has reported or is required to report Beneficial Ownership of shares of Common Stock of the Company on such Schedule 13D (or any comparable or successor report); provided, that if a former Passive Institutional Investor should report or become required to report Beneficial Ownership of shares of Common Stock on Schedule 13D (or any comparable or successor report), that former Passive Institutional Investor will not be deemed to be or to have become an Acquiring Person if: (1) at the time it reports or becomes required to report Beneficial Ownership of shares of Common Stock on Schedule 13D (or any comparable or successor report), that former Passive Institutional Investor has Beneficial Ownership of less than 15% of the Common Stock then outstanding; or (2) (A) it divests as promptly as practicable (but in any event not later than 20 Business Days after becoming required to report on Schedule 13D (or any comparable or successor report)) Beneficial Ownership of a sufficient number of shares of Common Stock of the Company, without exercising or retaining any power with respect thereto, so that it would no longer be an “Acquiring Person”, as defined herein, and (B) prior to reducing its Beneficial Ownership to below

15%, it does not increase its Beneficial Ownership of the Common Stock then outstanding (other than as a result of an acquisition of shares of Common Stock by the Company, pursuant to a dividend or distribution paid or made by the Company on the outstanding shares of Common Stock in shares of Common Stock or pursuant to a split, subdivision or reclassification of the outstanding shares of Common Stock) above the lowest Beneficial Ownership of such Person at any time during the 20-Business Day period.
Section 2.    Direction. By its execution and delivery hereof, the Company directs the Rights Agent to execute this Amendment.
Section 3.    Defined Terms. Unless otherwise defined in this Amendment, capitalized terms used in this Amendment have the respective meanings given to them in the Rights Agreement.
Section 4.    No Other Modification. Other than as set forth in this Amendment, the terms and conditions of the Rights Agreement remain in full force and effect without modification thereto.
Section 5.    Counterparts. This Amendment may be executed in any number of counterparts. Each counterpart shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.
Section 6.    Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Maryland and for all purposes shall be governed by and construed in accordance with the internal laws of Maryland applicable to contracts to be made and performed entirely within Maryland; provided, however, that the agency relationship between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware.
Section 7.    Descriptive Headings. Descriptive headings of the several sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Amendment.
[Signatures follow on next page]

In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

Hanesbrands Inc.

By:	/s/ Joia M. Johnson
Name:	Joia M. Johnson
Title:	Chief Legal Officer, General Counsel and Corporate Secretary

Computershare Trust Company, N.A., as Rights Agent

By:	/s/ Jeanine Simon
Name:	Jeanine Simon
Title:	Vice President

[Signature Page – First Amendment to Rights Plan]